Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-208736) of Overseas Shipholding Group, Inc. of our report dated March 1, 2016, except for the effects of the change in presentation of the debt issuance costs and the impact of the reverse stock split, as to which the date is July 14, 2016, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, NY
July 14, 2016